Exhibit 10.2
                      PROPERTIES PURCHASE AGREEMENT

     AGREEMENT, made this 17th of March, 1997, by and between Paradise Magazine, Inc. ("Seller"), a New York corporation with offices at 350 Fifth Avenue, New York, New York 10118, and Princeton Publishing, Inc., a Delaware Corporation with offices at 12 West 27th Street, New York, New York 10010 ("Purchaser").

     WHEREAS, Seller is the owner of, and has adopted and used in his business, the trade name "Leg Scene," which has continuously been used by Seller in connection with the publication of a periodical (the "Tradename"), and for which the Seller has accumulated and retained certain associated materials comprised of subscriptions, subscription lists, advertising lists, back issues, promotional, advertising and publicity materials, display racks, works in progress, bi-pad numbers, mechanicals, art work, film, slides (as described in the annexed schedule), photographs, separations, editorial materials, circulation records, LTPC code numbers, releases, and all other books, records, correspondence and memoranda concerning the Tradename and/or publications bearing the Tradename, whether Seller had first or second rights to the materials (the "Associated Materials") (the Tradename, any and all logos associated therewith, and the Associated Materials hereinafter collectively referred to as the "Properties"); and

     WHEREAS, Seller is desirous of selling to Purchaser any and all of Seller's rights in and to and respecting the Properties, and Purchaser is desirous of purchasing such rights, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

     1. Termination of Prior Agreements. Any and all prior agreements, if any, between Purchaser and Seller regarding the Properties are hereby canceled as of the date hereof and neither party to this agreement shall have any further obligation to the other pursuant to any such agreement. This Agreement shall exclusively govern the rights and obligations of the parties with respect to the Properties.

2.     Sale of Properties.

          2.1. Sale of Properties. Seller warrants and represents that it has continuously used the Tradename, and has copyrighted any and all materials containing the same, for the entire period of time that the same has been used in commerce in the United States of America. Seller further warrants and represents that there are no presently pending legal actions or proceedings concerning the Properties, nor has Seller received any notification that any such action or proceeding is threatened or imminent. Seller hereby sells, conveys and transfers to Purchaser any and all of Seller's rights, title, interest and benefits in and to the Properties upon the terms and conditions hereinafter set forth. Purchaser hereby purchases any and all of Seller's rights and benefits in and to the Properties upon the terms and conditions
hereinafter set forth.   Simultaneously with the execution of this Agreement,
Seller shall execute and deliver to Purchaser a written Tradename Assignment of all of Purchaser's right, title and interest in and to the Tradename. Additionally, Seller shall execute and deliver to Purchaser a written Assignment of all of Seller's right, title and interest in and to the Associated Materials and deliver the Associated Materials to Purchaser.
Seller agrees to execute any and all other documents that may reasonably be requested by Purchaser as necessary and proper in order to effectuate this Agreement and/or obtain and maintain Tradename registrations for the Tradename.

     3. Covenant Not to Compete. Seller agrees that, for a period of three (3) years after the date of execution of this Agreement, it will not,
(i) whether as an owner, shareholder, partner, employee or agent of, or consultant to, any person or company, furnish services relating to the publication of any adult magazine focusing on the female's lower extremities. Seller's obligations under this paragraph shall extend to all areas of the United States and to each foreign nation in which Purchaser is offering any product bearing the Tradename for sale, either directly or indirectly through Purchaser, distributors or otherwise. Seller acknowledges that this provision is a reasonable one in both duration and geographic scope for purposes of protecting Purchaser's goodwill and its investment pursuant to this Agreement, and forms an instrumental basis for Purchaser's consent to enter into this Agreement. Seller represents that its own knowledge and abilities are sufficient to permit it, during this period of restriction, to earn a livelihood satisfactory to it without violating this provision.

     4. Payment of Purchase Price. As consideration for the conveyance of the Properties (i) Purchaser shall make available to Seller for a period of three (3) years from the date of this Agreement, at standard Agency Rates (as set forth on the annexed schedule), advertising pages in Seller's magazines (as identified on the annexed schedule, which Purchaser represents are Magazines owned or licensed by it) in the aggregate amount of $300,000.00 (comprised of at least two pages in Leg Scene magazine and in each of the magazines identified on the annexed Schedule, provided, however that Purchaser may exclude such advertisements in two issues of each of the identified magazine during any calendar year), and (ii) advertising revenues received by Purchaser as a result of the publication of Leg Scene magazine by Purchaser in excess of $10,000 for each issue published (such amounts to be received upon publication), to an aggregate of $100,000.00. In the event that Seller has not received the entirety of the sum of $100,000.00 on or before one year from the date of this Agreement, Purchaser shall pay to Seller the difference between $100,000.00 and such sums as were actually received by Seller pursuant hereto, upon the publication of the August 1998 issue.

     5.     Indemnities.

     (a) Any and all liabilities of Seller (including, but not limited to, any past due Retail Display Allowances or National Distributor payables) shall remain exclusively the obligation of Seller, and Purchaser assumes no liability whatsoever for any debts of Seller. The first issue of Leg Scene magazine to be published by Purchaser shall be the September, 1997 issue. Any revenues attributable to the publication of any issue of Leg Scene magazine prior to the September, 1997 issue shall be the property of, and paid to, Seller. Any revenues attributable to the publication of any issue of Leg Scene magazine subsequent to the May, 1997 issue shall be the property of, and paid to, Purchaser. Seller agrees to indemnify and hold Purchaser harmless against any judgment, costs, damages and/or attorneys' fees incurred in connection with any claim, action or proceeding contesting the validity, legality or ownership of the Properties, or any part thereof, or based upon the prior publication of any periodical by Seller bearing the Tradename. In the event that Purchaser is named as a party to any action stemming from any such claim, Seller shall be responsible for defending the interests of Purchaser at Seller's sole cost and expense. In the event that Seller is named as a party to any action stemming from any such claim, Seller shall be responsible for defending its interests at Seller's sole cost and expense. Each party shall give the other prompt notice of any claim or suit covered by the provisions of this paragraph. Seller shall have the option to settle, or to undertake and conduct the defense of, any suit so brought; except that Seller shall not, without Purchaser's consent, enter into any settlement agreement which prohibits or impairs the use of the Properties by Seller or Purchaser. Each party shall cooperate with the other in the defense of any such suit.

     (b) Purchaser agrees to indemnify, defend and hold Seller harmless against any claims or suits of third parties arising out of Purchaser's acts of publication subsequent to the date of this Agreement. Each party shall give the other prompt notice of any such claim or suit. In the event that Seller is named as a party to any action stemming from any such use of the Properties by Purchaser, Purchaser shall defend such action in the name of Seller, shall provide counsel mutually agreeable to Seller with respect thereto, and shall indemnify Seller against any judgment, costs, damages and/or attorneys' fees, obtained against Seller in connection therewith. Purchaser shall have the option to settle or to undertake and conduct the defense of any suit so brought. Each party shall cooperate with the other in the defense of any such suit.

     6. Governing Law and Arbitration. This Agreement shall be governed by the law of the State of New York, USA. Any controversy arising from, or related to, this Agreement shall be determined by arbitration in the City of New York, State of New York, USA, in accordance with the rules of the American Arbitration Association, and judgment upon any such determination or award may be entered in any court having jurisdiction.

     7. Notices. All notices and reports required or permitted by the terms of this Agreement shall be in writing and shall be sent to Purchaser at the address first above noted with a copy to The Law Firm of Michael Levine, 130 William Street, New York, New York 10038, Attention: Michael L. Levine, and to Seller at the address first above noted with a copy to Braff & Michael, 17 John Street, New York, New York 10038, or to such different or additional parties and addresses as either party may hereafter designate as the address to which such notices or reports are to be sent. Notices required by the terms of this Agreement shall be sent by overnight carrier or personal delivery, with copies being sent by overnight carrier or facsimile transmission, and shall be effective one (1) day after sending.

     8. Resale of Properties. Purchaser shall have the right to resell or discontinue the Properties; provided, however, that (i) in the event of any such resale or discontinuance Purchaser shall remain liable for all obligations assumed by Purchaser Hereunder and (ii) in the event of a resale, such resale takes place by way of a simultaneous written agreement obligating any transferee to adhere to the terms of this Agreement (although specific reference to this Agreement, or its terms, need not be made in such resale agreement).

     9. Security Interest. Seller shall maintain a security interest in the Properties until all funds due, and owing by Purchaser pursuant to this Agreement are paid in full. Purchaser hereby agrees to execute and promptly deliver to Seller a UCC-1 financing statement in favor of Seller with respect to the Properties. Seller shall simultaneously execute and deliver to Purchaser's attorney a UCC-3 termination statement, which termination statement may be filed by Seller's attorney upon the payment by Seller to Purchaser of all funds due and owing by Purchaser to Seller pursuant to this Agreement.

     10.     Construction.

     (a) The rights and powers herein granted to Purchaser are those of a Purchaser only and this Agreement shall not, and is not intended to, create any other relationship nor make, constitute or appoint Seller an agent or employee of Purchaser.

     (b) This Agreement cannot be modified, changed, discharged or terminated, except by an instrument in writing signed by the party against whom the enforcement of a waiver, change, discharge or termination is sought.

     (c) Neither party has relied on any representation or warranty made by the other party as an inducement to enter into this Agreement except for those warranties and representations expressly set forth in this Agreement.

     (d) No waiver of a breach or default under any provision hereof shall be deemed a waiver of such provisions or of any subsequent breach or default of the same or similar nature.

     (e) Each party hereto has been represented by independent counsel of its own choosing in connection with this Agreement; and that Seller has had its independent counsel review this agreement and advise Seller with respect thereto. Neither party hereto shall be deemed the drafter of this Agreement for an [sic] purpose.

     IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

                              Paradise Magazine, Inc.

                              By: /s/

                              Princeton Publishing, Inc.

                              By: /s/ Henry McQueeney, President
                                    /s/ James McNamara, Chairman
Agency Rate Card

TITLE            PAGE RATE

Oui                  $2,115
Oui Int'l              $900
Oriental Women         $900
ACR                    $900
Blueboy              $1,080
Jock                 $1,080
Stars                $1,080
Numbers              $1,080
Obsessions             $900
Iniquity/Hard          $900
Machismo               $900
Jock All Stars         $900
Gent                 $1,785
Nugget               $1,285


DECEMBER LEG SCENE 1996

Chaz Vincent
Sid Deuce

FEBRUARY LEG SCENE 1997
Selena

MARCH LEG SCENE 1997

Kristi Myst
Randi Storm